Exhibit 99.1

MISSION COMMUNITY BANCORP

November 5, 2013

Notice of Requirement to Exercise Warrants

Dear Warrant Holder:

We are writing to advise you that on October 21, 2013 Mission Community Bancorp, a California corporation (the "Company") and Heritage Oaks Bancorp, a California corporation ("HEOP"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the acquisition by HEOP of the Company pursuant to the merger of the Company with and into HEOP, with HEOP being the surviving corporation (the "Merger").

You are receiving this letter as a holder of record of warrants issued by the Company pursuant to subscription rights in December 2010 ("Warrants"). Pursuant to Section 4.5 of the Warrant Agreement for the Warrants, as amended (the "Warrant Agreement"), notice is hereby given that if you wish to exercise any Warrants you hold to purchase shares of common stock of the Company, you must do so prior to the effective time of the Merger ("Effective Time").

Any Warrants not exercised prior to the Effective Time will automatically be converted into the right to receive $ 0.92 per Warrant (the "Warrant Consideration"). You do not need to do anything at this time if you wish to receive the Warrant Consideration. The Company and HEOP will be filing a proxy/consent statement/prospectus and other relevant documents concerning the Merger with the United States Securities and Exchange Commission, and we urge you to ready the proxy/consent statement/prospectus when it becomes available. You will be mailed the paperwork that you need to complete to receive the Warrant Consideration as soon as reasonably practicable after the Effective Time. Although it is not possible to say with certainty at this time, it is our present expectation that the Effective Time of the Merger will occur in the first quarter of 2014.

At the Effective Time, all unexercised Warrants will become null and void and of no further force and effect, and instead shall only represent the right to receive the Warrant Consideration.

If you should have any questions please contact Cindy Harrison, Vice President and Assistant Corporate Secretary, at 805-597-6126.

Sincerely,

James W. Lokey,
Chairman and CEO